EXHIBIT 99

                          [NORTH FORK BANCORP LOGO]

                                                      PRESS RELEASE

          FOR IMMEDIATE RELEASE    CONTACT:  DANIEL M. HEALY
                                             EXECUTIVE VICE PRESIDENT
                                             & CHIEF FINANCIAL OFFICER

                     NORTH FORK BANCORP ANNOUNCES RECORD
                      NET INCOME FOR 1994 THIRD QUARTER

                    Mattituck, N.Y. - October 17, 1994 - North Fork Bancorporation, Inc. (NYSE:NFB) reported record net income of $7.5 million, or $.50 per share in the quarter ended September 30, 1994, and $19 million, or $1.28 per share, for the nine month period. Net income for the three months and nine months ended September 30, 1993 were $3.9 million, or $.26 per share, and $11.0 million, or $.77 per share respectively. Return on average assets and equity climbed to 1.51% and 17.85%, respectively, in this quarter and 1.29% and 15.81% for the 1994 nine month period. "We believe that these results confirm our Company's strategy which emphasizes the fundamentals of sound banking" stated John Adam Kanas, Chairman, President and Chief Executive Officer. "We are diligent in our efforts to improve net interest margin and all components of non-interest income while continuing to stress vigorous controls over operating and credit costs." On September 27, 1994 the Company declared a quarterly cash dividend of 10 cents per share which represented a 33% increase over the previous quarter.

                    Net interest income on a fully taxable
          equivalent basis was $22.7 million and $65.4 million for the three and nine month periods ended September 30, 1994, respectively, compared to $20 million and $58.6 million for the comparable periods in the preceding year. The net interest margin on a fully taxable equivalent basis increased to 4.83% in the 1994 third quarter, as compared with 4.78% and 4.57% in the first two quarters of 1994. The net interest margin for the nine months ended September 30, 1994 and 1993 was 4.73% and 4.78%, respectively. The improvements in margin during 1994 result primarily from the effect of increases in the prime lending rate on the Company's rate sensitive assets, partially offset by increased funding costs. The Company's demand deposit balances at September 30, 1994 rose to $291 million and constitute 19.7% of total deposits as compared with $239 million, or 16.7%, at September 30, 1993. Non-interest income, net of security gains, continues to be impacted by the decline in mortgage banking operations prevalent within the industry. Non-interest income, net of security gains, aggregated $4.1 million in the current quarter and $12.4 million for the nine months year-to-date. Comparable amounts in 1993 were $4.2 million and $12.8 million, respectively. The Company's core efficiency ratio was 49.21% in the quarter and 49.98% in the nine month period ended September 30, 1994. Such ratios for 1993 were 53.9% in the quarter and 54.79% for the nine month period.

                    Non-performing assets were $50.3 million, or 2.6% of total assets, at September 30, 1994. The comparable amounts at September 30, 1993 were $77.6 million and 4% of total assets. The allowance for loan losses at September 30, 1994 was 4.16% of net loans and 115% of non-performing loans.

                    The Company's pending acquisition of Metro
          Bancshares Inc., the parent company of Bayside Federal Savings Bank, is expected to close before the end of the year. "All major elements of the merger integration plans are being implemented and we expect them to be completed with the consummation of the transaction this year" stated Daniel M. Healy, Executive Vice President and Chief Financial Officer. The concurrent Special Meetings of Stockholders of North Fork and Metro, to consider and vote upon the proposed merger, will be held on November 10, 1994. Metro, through its subsidiary, operates 13 branches in Queens, Nassau and Suffolk Counties in New York. It has total assets of approximately $1 billion, deposits of $.9 billion and shareholders' equity of 82.6 million.

                    North Fork Bancorporation, Inc., with total assets of $1.9 billion, deposits of $1.5 billion and stockholders' equity of $169.5 million, or $11.82 book value per share, is the holding company for North Fork Bank, the largest independent commercial bank headquartered on Long Island. The Bank operates thirty-five branches in Suffolk, Nassau, Westchester and Rockland Counties.

                     North Fork Bancorporation, Inc.
                                (NYSE:NFB)
              (Dollars in thousand except per share amounts)

INCOME STATEMENT HIGHLIGHTS      Three Months Ended     Nine Months Ended
___________________________     _____________________  ______________________

                                   9/30/94    9/30/93     9/30/94     9/30/93
                                __________  _________  __________  __________
     Interest Income               $33,404    $29,880     $96,261     $88,429
     Interest Expense               11,254     10,224      32,220      30,814
                                    ______     ______      ______      ______

        Net Interest Income         22,150     19,656      64,041      57,615
     Provision for Loan Losses         750      1,000       2,500       5,500
     Net Interest Income after      ______     ______      ______      ______
     Provision for Loan Losses      21,400     18,656      61,541      52,115

     Non-Interest Income:
        Service Charges on
          Deposit Accounts           2,293      1,843       6,885       5,487
        Mortgage Banking Operations    397        869       1,465       2,911
        Other Income                 1,372      1,468       4,038       4,380
        Net Securities
          Gains/(Losses)                 -         51         (54)      1,442
                                    ______     ______      ______      ______
     Total Non-Interest Income       4,062      4,231      12,334      14,220

     Non-Interest Expense:
        Operating expenses          13,151     13,034      39,754      39,135
        Other Real Estate              544      4,121       4,283      10,522
                                    ______     ______      ______      ______
     Total Non-Interest Expense     13,695     17,155      44,037      49,657

     Income Before Taxes            11,767      5,732      29,838      16,678
     Provision for Income Taxes      4,283      1,861      10,766       5,696
                                    ______     ______      ______      ______
        Net Income                  $7,484     $3,871     $19,072     $10,982
                                    ======     ======      ======      ======
     Earnings Per Share              $0.50      $0.26       $1.28       $0.77

     Weighted Average
     Equivalent Shares
          Outstanding           15,054,150  14,725,164  14,936,827  14,245,764

     Return on Average Assets        1.51%       0.82%       1.29%       0.82%
     Return on Average Equity       17.85%      10.46%      15.81%      10.50%
     Yield on Interest
       Earnings Assets               7.24%       6.95%       7.06%       7.29%
     Cost of Funds                   2.98%       2.78%       2.85%       2.93%
     Net Interest Margin             4.83%       4.60%       4.73%       4.78%
     Core Efficiency Ratio          49.21%      53.90%      49.98%      54.79%


                       North Fork Bancorporation, Inc.
                                  (NYSE:NFB)
                            (Dollars in thousands)

                             September 30,    June 30,   March 31,  December 31,
BALANCE SHEET HIGHLIGHTS         1994          1994        1994        1993
                             ____________     ________   _________  ____________

 Loans, net of unearned            988,764   1,011,086   1,012,345   1,017,084
 Allowance for Loan Losses          41,176      44,353      45,636      46,625
 Total Securities                  842,584     855,590     826,328     748,716
 Total Assets                    1,940,396   2,020,338   1,949,760   1,883,881
 Deposits - Demand                 291,113     270,494     254,020     257,447
 Deposits - Other                1,188,019   1,173,028   1,188,043   1,184,823
 Borrowed Funds                    275,217     354,285     337,920     275,643
 Stockholders' Equity              169,533     162,351     157,341     154,472
 Book Value Per Share               $11.82      $11.39      $11.14      $10.95


 SELECTED FINANCIAL          September 30,    June 30,   March 31,  December 31,
 HIGHLIGHTS                      1994          1994        1994        1993
________________________________________________________________________________

 CAPITAL:
 Risk Based Capital
    Tier 1                          15.29%      14.21%      13.81%      13.59%
    Total                           16.57%      15.49%      15.10%      14.88%
 Leverage Ratio                      8.32%       7.89%       7.73%       7.55%

 Actual Shares Outstanding      14,348,167  14,248,312  14,124,453  14,109,481

 ASSET QUALITY:

 Loans past due 90 days or
   more and still accruing           1,422       1,933       3,313       1,811
 Non-Accrual Loans                  34,393      30,671      29,148      33,484
                                    ______      ______      ______      ______
 Total Non-Performing Loans         35,815      32,604      32,461      35,295
 Other Real Estate                  14,449      14,039      18,359      21,899
                                    ______      ______      ______      ______
 Total Non-Performing Assets        50,264      46,643      50,820      57,194
                                    ======      ======      ======      ======
 Allowance for loan losses
   to non performing loans         114.97%     136.04%     140.59%     132.10%
 Allowance for loan losses
   to total loans, net of
   unearned income                   4.16%       4.39%       4.51%       4.58%